PACIFIC ASIA CHINA ENERGY INC.

Suite 700 - 1620 Dickson Ave.

Kelowna, British Columbia, Canada  V1Y 9Y2

Phone: 250-979-7028

www.pace-energy.com

info@pace-energy.com

TSX.V SYMBOL: PCE March 22, 2007

PACE ANNOUNCES REVISION TO FINANCING

PACIFIC ASIA CHINA ENERGY INC. (PACE) has revised the terms of the financing announced on February 20, 2007 as follows:

The offering, of up to CDN$10,000,000, will be a unit at $0.55 per unit.  Each unit will consist of one common share and one-half share purchase warrant.  Each full warrant entitles the holder to purchase one common share of PACE at an exercise price of $0.65 for a period of 24 months following the closing date of the financing. The warrants will not be listed on any Exchange.

There will be a 7% cash finder's fee together with a 7% agents warrant exercisable for a period of 24 months at $0.65.

All shares and warrants issued from this offering will be subject to a hold period of four months from the date of issuance.  Proceeds will be used for the planned pilot drilling program at the Company's Guizhou CBM project (news release March 15, 2007) and for general working capital.

The private placement is subject to regulatory and TSX Venture Exchange approvals.

PACIFIC ASIA CHINA ENERGY INC. is a Canadian based resource company specializing in the strategic development of Coal Bed Methane projects in China.  Common shares of Pacific Asia China Energy Inc. are listed on the TSX Venture Exchange under the symbol "PCE".

This news release may contain forward-looking statements. Forward-looking statements address future events and conditions and therefore involve inherent risks and uncertainties.  Actual results may differ materially from those currently anticipated in such statements.

ON BEHALF OF THE BOARD

Devinder Randhawa, Chairman and CEO

"Devinder Randhawa" Telephone: (403) 215-5979

For Investor Relations:

Scott Koyich

DSK Consulting Ltd.

skoyich@pace-energy.com

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.